Exhibit 15.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-278269) and the Registration Statements on Form F-3 (File No. 333-282701 and File No. 333-261347) of our report dated April 14, 2025 with respect to our audits of the consolidated financial statements of MDJM LTD as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, and the related notes, appearing in this Annual Report on Form 20-F.

We also consent to the reference to our Firm under the caption “Experts” appearing in such Registration Statement.

/s/ RBSM LLP

New York, NY
April 14, 2025